Exhibit 99.1

THE HOME DEPOT NAMES MARK VADON TO ITS BOARD OF DIRECTORS

ATLANTA, September 21, 2012 - The Home Depot®, the world's largest home improvement retailer, today announced the appointment of Mark Vadon, 42, to the Company's board of directors. Vadon will be a member of the Audit and Finance Committees. His appointment gives the Company 11 directors, 10 of whom are independent.

In 1999, Vadon co-founded Blue Nile, Inc., the leading online retailer of diamonds and fine jewelry, and has served as the chairman of its board of directors since its inception. During Blue Nile's history, Vadon has also served as its executive chairman (from 2008 to 2011), chief executive officer (from 1999 to 2008) and president (from 1999 to 2007). Prior to co-founding Blue Nile, Vadon was a consultant for Bain & Company, a management consulting firm, which he joined in 1992. In 2009, Vadon co-founded zulily, Inc., a daily deals site for moms, babies and kids. He serves as the chairman of its board of directors.

“Mark's expertise in developing and implementing successful online strategies will be a benefit to our company and an asset to our board,” said Frank Blake, chairman & CEO. “I am pleased to welcome him to the board and look forward to his contributions.”

The Home Depot is the world's largest home improvement specialty retailer, with 2,250 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2011, The Home Depot had sales of $70.4 billion and earnings of $3.9 billion. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Vice President, Investor Relations	Director, Corporate Communications
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com